Exhibit 99.1

Actuant Reports Fourth Quarter and Full Year 2018 Results; Initiated Fiscal 2019 Guidance

MILWAUKEE--(BUSINESS WIRE)--September 26, 2018--Actuant Corporation (NYSE: ATU) today announces results for its fourth quarter and fiscal year ended August 31, 2018.

Highlights

  Consolidated sales of $301 million increased 9% over the comparable prior year quarter. Core sales increased 10% on a year-over-year basis, including a 1% decline on sales from foreign currency and a net negligible impact on sales from acquisitions and divestitures. Strong double-digit growth in the Industrial and Energy segments and solid growth in the Engineered Solutions segment all contributed.
  GAAP diluted earnings per share (“EPS”) was a loss of $0.62 in the fourth quarter of fiscal 2018 versus a loss of $1.65 in the prior year. Excluding fourth quarter fiscal 2018 one-time items, adjusted EPS was $0.39 (see Consolidated Results below, along with the attached reconciliation of earnings).
  Progress continues on portfolio management actions; Cortland Fibron (upstream oil & gas) was moved to Assets Held for Sale as the business is prepared for divestiture.
  Very strong operating cash flow generation drove further reduction in net debt to proforma EBITDA leverage, ending the year at 1.9 times.
  Full year fiscal 2019 sales and adjusted diluted EPS guidance of $1.21-1.24 billion and $1.09-1.20 (excluding one-time items), respectively, inclusive of significant headwinds from higher taxes related to Tax Reform.
  Estimated headwinds of approximately $3-4 million from recently enacted Section 301 List 3 tariffs. Mitigation efforts to reduce these headwinds are currently being assessed.

Randy Baker, President and CEO of Actuant Corporation remarked, “Actuant performed exceptionally well in the quarter, where we saw 10% core sales growth and outstanding operating margin expansion over the prior year. Solid above-market growth in our Industrial segment and continued steady growth in our Engineered Solutions segment were coupled with double-digit core sales growth in our Energy segment, the first growth in the segment in more than a year. I also am very pleased with our progress on new product development, as that will allow us to continue to outpace the market growth as we go forward. In summary, we had a strong finish to our year. Our initiatives to enhance top-line growth, restructure certain businesses, drive operational efficiency and manage our business portfolio have laid the ground work to continue positive momentum into 2019. Thank you to all of our employees worldwide for their significant efforts this year and commitment to Actuant.”

Consolidated Results

Consolidated sales for the fourth quarter were $301 million, 9% higher than the $276 million recorded in the comparable prior year quarter. Core sales improved 10% year-over-year, while foreign currency rate changes reduced sales by 1% and the net impact from the Mirage and Equalizer acquisitions, net of the Viking divestiture, increased sales by less than 1%. Fiscal 2018 fourth quarter net loss and EPS were $(37.7) million and $(0.62), compared to $(98.8) million and $(1.65), respectively, in the comparable prior year quarter. Fiscal 2018 fourth quarter earnings included impairment & divestiture charges of $46.3 million ($45.0 million or $0.74 per share, after tax) related to the anticipated sale of the Cortland Fibron business and impairment charges of $23.7 million ($18.0 million or $0.29 per share, after tax) on our Precision-Hayes International business. Additionally, fourth quarter 2018 results included restructuring charges of $0.7 million (benefit of $0.3 million and $0.01 per share, after tax), a $1.8 million or $0.02 per share benefit related to impacts of US Tax Reform and benefits from the release of valuation allowances, and a $0.8 million charge ($0.6 million or $0.01 per share, after tax) associated with the acceleration of the amortization of debt issuance costs resulting from the intentional reduction in the borrowing capacity under our Credit Facility. Fiscal 2017 fourth quarter included restructuring charges of $1.8 million ($1.3 million or $0.02 per share, after tax), as well as $117.0 million ($108.9 million or $1.82 per share, after tax) in impairment & divestiture charges related to the then-pending sale of the Viking SeaTech business. Excluding these items, adjusted EPS for the fourth quarter of fiscal 2018 was $0.39, compared to $0.19 in the comparable prior year period (see attached reconciliation of earnings).

Consolidated sales for the twelve months ended August 31, 2018 were $1,183 million, 8% higher than the $1,096 million in the prior year. Foreign currency rate changes increased sales 3%, and the net impact of acquisitions and divestitures reduced sales by 1% year-over-year, resulting in 6% core sales growth. Fiscal year 2018 net loss and EPS were $(21.6) million and $(0.36), respectively, compared to a net loss and EPS of $(66.2) million and $(1.11), respectively, in the prior fiscal year. Fiscal year 2018 results include impairment & divestiture charges of $73.1 million ($75.3 million or $1.24 per share, after tax), restructuring charges of $12.8 million ($9.5 million or $0.15 per share, after tax), tax charges related to US Tax Reform, the release of valuation allowances and stock compensation of $3.0 million or $0.05 per share, and accelerated debt issuance amortization costs of $0.8 million ($0.6 million or $0.01 per share, after tax). Fiscal year 2017 net loss included impairment & divestiture charges related to the then-pending sale of the Viking SeaTech business of $117.0 million ($108.9 million or $1.82 per share, after tax), restructuring charges of $7.2 million ($5.3 million or $0.09 per share, after tax), director and officer transition charges of $7.8 million ($4.9 million or $0.08 per share, after tax) and one-time tax benefits of $3.2 million or $0.05 per share. Excluding these items, adjusted EPS for fiscal year 2018 was $1.09, compared to $0.83 in fiscal year 2017.

Segment Results

Industrial Segment
(US $ in millions)
	Three Months Ended August 31,		Twelve Months Ended August 31,
	2018	2017	2018	2017
Sales	$111.6	$100.3	$415.9	$379.8
Operating Profit	$2.8	$24.1	$63.8	$84.9
Adjusted Op Profit (1)	$26.6	$24.1	$90.4	$86.6
Adjusted Op Profit % (1)	23.8%	24.0%	21.7%	22.8%

(1) 2018 excludes restructuring charges of $0.1 and $2.9 in the fourth quarter and twelve months, respectively, and $23.7 of impairment & divestiture charges in the fourth quarter and twelve months. 2017 excludes $1.7 of restructuring charges in the twelve months.

Fourth quarter fiscal 2018 Industrial segment sales were $111.6 million, 11% higher than the prior year. The impact of foreign currency exchange rates was a slight disadvantage year-over-year coupled with a 1% increase in sales due to the Equalizer acquisition, resulting in a 10% year-over-year core sales increase. Despite difficult comparisons, sales improved broadly across the industrial tools business in the quarter and heavy lifting technology sales improved by double-digits. Concrete tensioning products improved modestly. Fourth quarter adjusted operating profit margin was level with the prior year. Segment incremental profit flow-through from industrial tools was solid.

Energy Segment
(US $ in millions)
	Three Months Ended August 31,		Twelve Months Ended August 31,
	2018	2017	2018	2017
Sales	$77.5	$68.6	$303.1	$309.6
Operating (Loss)	$(43.7)	$(122.6)	$(41.7)	$(119.0)
Adjusted Op Profit (Loss) (2)	$3.3	$(3.7)	$12.3	$(0.1)
Adjusted Op Profit (Loss) % (2)	4.3%	-5.4%	4.1%	0.0%

(2) 2018 excludes $0.7 and $4.7 of restructuring charges and $46.3 and $49.3 in impairment & divestiture charges in the fourth quarter and twelve months, respectively. 2017 excludes $1.9 and $117.0 of restructuring and impairment & divestiture charges, respectively, in the fourth quarter and for the twelve months.

Fiscal 2018 fourth quarter Energy segment sales of $77.5 million grew double digits over prior year sales of $68.6 million. Excluding a 2% negative impact from foreign currency exchange rates and a negligible net impact from the Viking divestiture and Mirage acquisition on sales, core sales grew by 15%. Hydratight grew in the quarter as maintenance activity continued to be solid in the North Sea and Middle East. Cortland experienced strong double-digit sales growth across oil & gas, medical and non-energy as market activity increased. Energy segment adjusted operating profit margin improvement resulted from incremental flow-through on higher sales, the benefit of restructuring actions, one-time items in 2017 that did not repeat in 2018 and the elimination of Viking losses.

Engineered Solutions Segment
(US $ in millions)
	Three Months Ended August 31,		Twelve Months Ended August 31,
	2018	2017	2018	2017
Sales	$112.3	$106.8	$463.6	$406.4
Operating Profit	$7.7	$6.2	$25.2	$16.9
Adjusted Op Profit (3)	$7.6	$6.1	$25.7	$20.4
Adjusted Op Profit % (3)	6.8%	5.7%	5.5%	5.0%

(3) 2018 excludes $0.5 of restructuring charges for the twelve months. 2017 excludes $(0.1) and $3.5 of restructuring charges in the fourth quarter and twelve months, respectively.

Fourth quarter fiscal 2018 Engineered Solutions segment sales were $112.3 million, a 5% increase over the prior year. Excluding a 1% decline in sales due to a stronger US dollar, year-over-year core sales increased 6%. Sales growth was broad-based in off-highway markets, including agriculture, mining and forestry. Europe truck sales continued to be solid and were partially offset by an anticipated continued decline in China volumes. Fourth quarter adjusted operating profit margins improved significantly over the prior year due to favorable mix and pricing.

Corporate Expenses and Income Taxes (excluding impairment & divestiture charges, restructuring, transition, and one-time tax items)

Corporate expenses for the fourth quarter of fiscal 2018 were $5.4 million or $1.6 million less than the comparable prior year period, due primarily to lower insurance costs and compensation expense. The fourth quarter effective income tax rate of approximately 7% was in line with expectations but higher than the prior year’s -10% rate.

Financial Position

Net debt at August 31, 2018 was approximately $282 million (total debt of $533 million less $250 million of cash), which declined approximately $69 million from the prior quarter end. Strong cash flow was used to reduce net debt, and the ratio of net debt to proforma EBITDA leverage declined to 1.9 times.

Outlook

"We believe fiscal 2018 has been a turning point for Actuant. The strong momentum we have established over the last several quarters from a higher level of focus on our customers, improvements in operations, and commercializing new products has allowed us to grow our top line in excess of our markets and drive solid incremental profitability. We expect that momentum to continue into 2019, and our sales and EPS guidance reflect continued growth from our own actions and the global economy,” stated Baker.

He continued, “As we initiate our guidance for 2019, we anticipate sales growth of between 3% and 5%, resulting in expected annual sales of $1.21 to $1.24 billion. We anticipate first quarter sales between $295 and $305 million and expect to see normal seasonality, with our strongest quarters in the back half of our fiscal year. Full year adjusted EPS is projected between $1.09 and $1.20, which includes an expected tax rate increase to 20% from 10% in 2018 (a $0.12 per share impact). First quarter adjusted EPS is projected to be in the range of $0.20 to 0.25. Free cash flow is anticipated to be solid again and in the $80 to $85 million range.

We are confident the actions we have taken over the last several quarters are delivering sustainable results and position us well to continue to grow our top line greater than the markets we serve and deliver strong incremental profitability. Continued solid cash flow generation and the expected reduction in net debt should provide us greater flexibility to invest in profitable growth opportunities to drive superior returns to our shareholders.”

All guidance excludes restructuring, impairment & divestiture charges, one-time tax adjustments as well as the impact of potential future tariffs, acquisitions, dispositions and share repurchases.

Conference Call Information

An investor conference call is scheduled for 10am CT today, September 26, 2018. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and factors, Actuant’s results are subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$250,490	$229,571
Accounts receivable, net	187,749	190,206
Inventories, net	156,356	143,651
Assets held for sale	23,573	21,835
Other current assets	42,732	61,663
Total current assets	660,900	646,926

Property, plant and equipment, net	90,220	94,521
Goodwill	512,412	530,081
Other intangible assets, net	181,037	220,489
Other long-term assets	35,967	24,938

Total assets	$1,480,536	$1,516,955

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$130,838	$133,387
Accrued compensation and benefits	54,508	50,939
Current maturities of debt and short-term borrowings	30,000	30,000
Income taxes payable	4,091	6,080
Liabilities held for sale	44,225	101,083
Other current liabilities	67,299	57,445
Total current liabilities	330,961	378,934

Long-term debt, net	502,695	531,940
Deferred income taxes	21,933	29,859
Pension and postretirement benefit liabilities	14,067	19,862
Other long-term liabilities	52,168	55,821
Total liabilities	921,824	1,016,416

Shareholders' equity
Capital stock	16,285	16,040
Additional paid-in capital	167,448	138,449
Treasury stock	(617,731)	(617,731)
Retained earnings	1,166,955	1,191,042
Accumulated other comprehensive loss	(174,245)	(227,261)
Stock held in trust	(2,450)	(2,696)
Deferred compensation liability	2,450	2,696
Total shareholders' equity	558,712	500,539

Total liabilities and shareholders' equity	$1,480,536	$1,516,955

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2018	2017	2018	2017

Net sales	$301,395	$275,695	$1,182,611	$1,095,784
Cost of products sold	193,251	179,175	767,351	716,067
Gross profit	108,144	96,520	415,260	379,717

Selling, administrative and engineering expenses	70,893	71,879	291,444	277,488
Amortization of intangible assets	5,083	5,106	20,565	20,474
Director & officer transition charges	-	-	-	7,784
Restructuring charges	746	1,795	11,995	7,228
Impairment & divestiture charges	70,071	116,979	73,058	116,979
Operating (loss) profit	(38,649)	(99,239)	18,198	(50,236)

Financing costs, net	8,617	7,683	31,491	29,703
Other (income) expense, net	(1,130)	1,493	(621)	2,752
Loss before income tax (benefit) expense	(46,136)	(108,415)	(12,672)	(82,691)

Income tax (benefit) expense	(8,472)	(9,651)	8,976	(16,478)
Net loss	$(37,664)	$(98,764)	$(21,648)	$(66,213)

Loss per share
Basic	$(0.62)	$(1.65)	$(0.36)	$(1.11)
Diluted	(0.62)	(1.65)	(0.36)	(1.11)

Weighted average common shares outstanding
Basic	60,893	59,726	60,441	59,436
Diluted	60,893	59,726	60,441	59,436

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2018	2017	2018	2017

Operating Activities
Net loss	$(37,664)	$(98,764)	$(21,648)	$(66,213)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment & other divestiture charges, net of tax effect	62,949	108,860	75,334	108,860
Depreciation and amortization	9,907	10,848	40,707	43,110
Stock-based compensation expense	2,506	1,881	14,457	16,733
Expense (benefit) for deferred income taxes	3,689	(10,320)	(6,890)	(8,956)
Amortization of debt issuance costs	1,160	413	2,399	1,657
Other non-cash adjustments	272	179	619	1,202
Changes in components of working capital and other, excluding acquisitions and divestitures
Accounts receivable	18,363	19,143	(3,093)	(3,475)
Inventories	3,886	(10,958)	(18,704)	(11,277)
Trade accounts payable	(2,569)	4,660	2,593	18,117
Prepaid expenses and other assets	3,067	1,745	(10,625)	(5,367)
Income tax accounts	(9,204)	8,627	16,785	(10,646)
Accrued compensation and benefits	7,008	(17)	4,827	3,752
Other accrued liabilities	7,134	140	9,332	1,002
Cash provided by operating activities	70,504	36,437	106,093	88,499

Investing Activities
Capital expenditures	(2,154)	(5,276)	(20,870)	(28,195)
Proceeds from sale of property, plant and equipment	5	326	153	570
Rental asset buyout for Viking divestiture	-	-	(27,718)	-
Proceeds from sale of business, net of transaction costs	122	-	8,902	-
Cash paid for business acquisitions, net of cash acquired	(892)	-	(23,218)	-
Cash used in investing activities	(2,919)	(4,950)	(62,751)	(27,625)

Financing Activities
Principal repayments on term loan	(7,500)	(7,500)	(30,000)	(18,750)
Stock option excercises & other	5,246	951	15,681	8,265
Redemption of 5.625% senior notes	-	-	-	(500)
Taxes paid related to the net share settlement of equity awards	(5)	(66)	(1,284)	(1,065)
Payment of deferred acquisition consideration	-	-	-	(742)
Cash dividend	-	-	(2,390)	(2,358)
Cash used in financing activities	(2,259)	(6,615)	(17,993)	(15,150)

Effect of exchange rate changes on cash	(4,326)	5,745	(4,430)	4,243
Net increase in cash and cash equivalents	61,000	30,617	20,919	49,967
Cash and cash equivalents - beginning of period	189,490	198,954	229,571	179,604
Cash and cash equivalents - end of period	$250,490	$229,571	$250,490	$229,571

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2017					FISCAL 2018
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$87,290	$91,648	$100,503	$100,315	$379,756	$96,916	$99,081	$108,297	$111,603	$415,897
ENERGY SEGMENT	84,646	72,884	83,480	68,584	309,594	75,841	65,992	83,857	77,454	303,144
ENGINEERED SOLUTIONS SEGMENT	93,857	94,337	111,444	106,796	406,434	116,198	110,092	124,942	112,338	463,570
TOTAL	$265,793	$258,869	$295,427	$275,695	$1,095,784	$288,955	$275,165	$317,096	$301,395	$1,182,611

% SALES GROWTH
INDUSTRIAL SEGMENT	-2%	13%	5%	7%	6%	11%	8%	8%	11%	10%
ENERGY SEGMENT	-26%	-15%	-18%	-25%	-21%	-10%	-9%	0%	13%	-2%
ENGINEERED SOLUTIONS SEGMENT	-8%	-2%	3%	18%	2%	24%	17%	12%	5%	14%
TOTAL	-13%	-2%	-3%	0%	-5%	9%	6%	7%	9%	8%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$19,491	$19,037	$24,019	$24,076	$86,623	$19,482	$18,493	$25,845	$26,576	$90,396
ENERGY SEGMENT	3,328	(647)	895	(3,675)	(99)	1,224	747	7,033	3,336	12,340
ENGINEERED SOLUTIONS SEGMENT	2,834	3,282	8,174	6,069	20,359	6,618	2,409	9,038	7,633	25,698
CORPORATE / GENERAL	(6,450)	(6,372)	(5,372)	(6,935)	(25,128)	(6,022)	(4,789)	(8,145)	(5,377)	(24,333)
ADJUSTED OPERATING PROFIT	$19,203	$15,300	$27,716	$19,535	$81,755	$21,302	$16,860	$33,771	$32,168	$104,101
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(116,979)	(116,979)	-	(2,987)	-	(70,071)	(73,058)
RESTRUCTURING CHARGES (1)	(2,948)	(2,101)	(384)	(1,795)	(7,228)	(6,629)	(4,284)	(1,186)	(746)	(12,845)
DIRECTOR & OFFICER TRANSITION CHARGES	(7,784)	-	-	-	(7,784)	-	-	-	-	-
OPERATING PROFIT (LOSS)	$8,471	$13,199	$27,332	$(99,239)	$(50,236)	$14,673	$9,589	$32,585	$(38,649)	$18,198

ADJUSTED OPERATING PROFIT %
INDUSTRIAL SEGMENT	22.3%	20.8%	23.9%	24.0%	22.8%	20.1%	18.7%	23.9%	23.8%	21.7%
ENERGY SEGMENT	3.9%	-0.9%	1.1%	-5.4%	0.0%	1.6%	1.1%	8.4%	4.3%	4.1%
ENGINEERED SOLUTIONS SEGMENT	3.0%	3.5%	7.3%	5.7%	5.0%	5.7%	2.2%	7.2%	6.8%	5.5%
ADJUSTED OPERATING PROFIT %	7.2%	5.9%	9.4%	7.1%	7.5%	7.4%	6.1%	10.7%	10.7%	8.8%

EBITDA
INDUSTRIAL SEGMENT	$21,217	$21,064	$25,575	$25,851	$93,707	$21,202	$21,034	$27,823	$28,312	$98,371
ENERGY SEGMENT	9,108	2,943	4,633	142	16,826	5,125	4,533	11,554	7,726	28,938
ENGINEERED SOLUTIONS SEGMENT	6,281	7,277	11,716	9,533	34,807	10,254	6,020	12,566	11,779	40,619
CORPORATE / GENERAL	(5,879)	(5,846)	(4,868)	(6,637)	(23,230)	(5,518)	(4,799)	(7,569)	(4,612)	(22,498)
ADJUSTED EBITDA	$30,727	$25,438	$37,056	$28,889	$122,110	$31,063	$26,788	$44,374	$43,205	$145,430
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(116,979)	(116,979)	-	(2,987)	-	(70,071)	(73,058)
RESTRUCTURING CHARGES (1)	(2,948)	(2,101)	(384)	(1,795)	(7,228)	(6,629)	(4,284)	(1,186)	(746)	(12,845)
DIRECTOR & OFFICER TRANSITION CHARGES	(7,784)	-	-	-	(7,784)	-	-	-	-	-
EBITDA	$19,995	$23,337	$36,672	$(89,885)	$(9,881)	$24,434	$19,517	$43,188	$(27,612)	$59,527

ADJUSTED EBITDA %
INDUSTRIAL SEGMENT	24.3%	23.0%	25.4%	25.8%	24.7%	21.9%	21.2%	25.7%	25.4%	23.7%
ENERGY SEGMENT	10.8%	4.0%	5.5%	0.2%	5.4%	6.8%	6.9%	13.8%	10.0%	9.5%
ENGINEERED SOLUTIONS SEGMENT	6.7%	7.7%	10.5%	8.9%	8.6%	8.8%	5.5%	10.1%	10.5%	8.8%
ADJUSTED EBITDA %	11.6%	9.8%	12.5%	10.5%	11.1%	10.8%	9.7%	14.0%	14.3%	12.3%

Note: (1) Approximately $0.8 million of the Q2 fiscal 2018 restructuring charges were recorded in cost of products sold. De minimis restructuring charges were also recorded in cost of products sold in Q3 fiscal 2018.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2017					FISCAL 2018
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
ADJUSTED EARNINGS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$4,965	$5,074	$22,511	$(98,764)	$(66,213)	$5,226	$(18,221)	$29,012	$(37,664)	$(21,648)
IMPAIRMENT & DIVESTITURE CHARGES, NET OF TAX EFFECT	-	-	-	108,860	108,860	-	12,385	-	62,949	75,334
DIRECTOR & OFFICER TRANSITION CHARGES, NET OF TAX EFFECT	4,904	-	-	-	4,904	-	-	-	-	-
RESTRUCTURING CHARGES, NET OF TAX EFFECT (1)	2,171	1,537	260	1,301	5,269	6,254	3,784	(249)	(337)	9,452
ACCELERATED DEBT ISSUANCES COSTS, NET OF TAX EFFECT	-	-	-	-	-	-	-	-	601	601
OTHER INCOME TAX (BENEFIT) EXPENSE	-	-	(3,193)	-	(3,193)	-	9,705	(4,891)	(1,831)	2,983
ADJUSTED EARNINGS	$12,040	$6,611	$19,578	$11,397	$49,627	$11,480	$7,653	$23,872	$23,718	$66,722

ADJUSTED DILUTED EARNINGS PER SHARE (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$0.08	$0.08	$0.37	$(1.65)	$(1.11)	$0.09	$(0.30)	$0.48	$(0.62)	$(0.36)
IMPAIRMENT & DIVESTITURE CHARGES, NET OF TAX EFFECT	-	-	-	1.82	1.82	-	0.21	-	1.03	1.24
DIRECTOR & OFFICER TRANSITION CHARGES, NET OF TAX EFFECT	0.08	-	-	-	0.08	-	-	-	-	-
RESTRUCTURING CHARGES, NET OF TAX EFFECT (1)	0.04	0.03	-	0.02	0.09	0.10	0.06	-	(0.01)	0.15
ACCELERATED DEBT ISSUANCES COSTS, NET OF TAX EFFECT	-	-	-	-	-	-	-	-	0.01	0.01
OTHER INCOME TAX (BENEFIT) EXPENSE	-	-	(0.05)	-	(0.05)	-	0.16	(0.09)	(0.02)	0.05
ADJUSTED DILUTED EARNINGS PER SHARE	$0.20	$0.11	$0.32	$0.19	$0.83	$0.19	$0.13	$0.39	$0.39	$1.09

ADJUSTED EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$4,965	$5,074	$22,511	$(98,764)	$(66,213)	$5,226	$(18,221)	$29,012	$(37,664)	$(21,648)
FINANCING COSTS, NET	7,132	7,334	7,553	7,683	29,703	7,514	7,604	7,756	8,617	31,491
INCOME TAX (BENEFIT) EXPENSE	(2,998)	200	(4,029)	(9,651)	(16,478)	1,604	19,839	(3,995)	(8,472)	8,976
DEPRECIATION & AMORTIZATION	10,896	10,729	10,637	10,847	43,108	10,090	10,295	10,415	9,907	40,708
EBITDA	$19,995	$23,337	$36,672	$(89,885)	$(9,881)	$24,434	$19,517	$43,188	$(27,612)	$59,527
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	116,979	116,979	-	2,987	-	70,071	73,058
DIRECTOR & OFFICER TRANSITION CHARGES	7,784	-	-	-	7,784	-	-	-	-	-
RESTRUCTURING CHARGES	2,948	2,101	384	1,795	7,228	6,629	4,284	1,186	746	12,845
ADJUSTED EBITDA	$30,727	$25,438	$37,056	$28,889	$122,110	$31,063	$26,788	$44,374	$43,205	$145,430

FOOTNOTES
NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Approximately $0.8 million of Q2 fiscal 2018 restructuring charges were recorded in cost of products sold. De minimis restructuring charges were also recorded in cost of products sold in Q3 fiscal 2018.

(2)	Adjusted earnings and adjusted diluted earnings per share represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(3)	EBITDA represents net earnings (loss) before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net earnings (loss), operating profit (loss) or operating cash flows. Actuant has presented EBITDA because it regularly reviews this performance measure. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
(Dollars in millions, except for per share amounts)

	Q1 FISCAL 2019		FISCAL 2019
	LOW	HIGH	LOW	HIGH
RECONCILIATION OF GAAP DILUTED EARNINGS PER SHARE TO ADJUSTED
DILUTED EARNINGS PER SHARE GUIDANCE
GAAP DILUTED EARNINGS PER SHARE	$0.20	$0.25	$1.09	$1.20
(GAIN)/LOSS ON PRODUCT LINE DIVESTITURE, NET OF TAX (1)	TBD	TBD	TBD	TBD
ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE	$0.20	$0.25	$1.09	$1.20

RECONCILIATION OF GAAP CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
CASH FLOW FROM OPERATIONS			$95	$105
CAPITAL EXPENDITURES			(25)	(30)
OTHER			10	10
FREE CASH FLOW GUIDANCE			$80	$85

FOOTNOTES
NOTE:			Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

(1)			The gain/loss on product line divesiture associtated with closing of the Cortland Fibron business is subject to numerous uncertainties which makes an estimate not meaningful.

CONTACT:
Actuant Corporation
Barb Bolens
VP Corporate Strategy & Investor Relations
262-293-1562